As filed with the Securities and Exchange Commission on February 8, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
___________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
February 8, 2019
___________________________
BANK OF AMERICA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6523	56-0906609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 North Tryon Street Charlotte, North Carolina 28255
(Address of principal executive offices)

(704) 386-5681
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
___________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

ITEM 8.01.	Other Events.

Bank of America Corporation (“Bank of America” or the “Company”) today announced that its Board of Directors has approved 2018 total compensation for Chairman and Chief Executive Officer Brian T. Moynihan of $26,500,000, compared to last year’s total compensation of $23,000,000.
The independent members of the Company’s Board of Directors considered multiple factors in determining this compensation, centered on the results from the Company’s approach to Responsible Growth. This includes full-year record earnings of $28.1 billion; four years of consecutive quarterly positive operating leverage; disciplined risk and expense management; and continuous investment in the Company’s employees, client products and services, as well as the communities it serves. Reflecting these factors, the Company has awarded more than $1 billion in two special bonuses, to 90% and 95% of employees in 2017 and 2018, respectively, since the passage of the Tax Cuts and Jobs Act. The Company also increased the funds set aside for philanthropic giving from $200 million to $250 million annually.
Mr. Moynihan’s compensation continues to be composed of base salary, time-based restricted stock units (“RSUs”), and performance RSUs that will be paid only if Bank of America’s future financial performance meets specific standards. The structure of Mr. Moynihan’s compensation, described below, is consistent with the prior six years. An annual advisory Say on Pay shareholder vote regarding the Company’s executive compensation program has been approved with an average of 94.3% support during that period.
Mr. Moynihan’s annual base salary remains unchanged at $1.5 million. The aggregate value of his 2018 equity incentive award is $25 million - 50% of which is performance RSUs. Consistent with prior years, he received no cash bonus for 2018.
Under Bank of America’s pay-for-performance design, Mr. Moynihan must re-earn performance RSUs through the Company’s achievement of performance metrics over a three-year performance and vesting period. The standards for the 2019 performance RSUs are three-year average growth of adjusted tangible book value of 8.5% and three-year average return on assets (“ROA”) of 1.0%. If Bank of America meets or exceeds both target standards, 100% of these performance RSUs will have been re-earned, the maximum result. As with previous grants of performance RSUs, no performance RSUs will be re-earned if results are below the minimum standards and performance RSUs not re-earned will be forfeited.
The ROA standard was increased for the second year in a row, consistent with strong Company performance in 2018. Under a hypothetical scenario, if the Company’s 2018 average assets of $2.3 trillion remained constant during the performance period, the Company would need to earn $69.8 billion in aggregate net income from 2019-2021 to achieve the performance RSUs’ 1.0% ROA standard—this is an increase of $8.5 billion, or 14%, over the aggregate net income needed to achieve the 0.90% ROA standard for the prior year’s performance RSUs based on average 2017 assets.
Mr. Moynihan’s time-based RSUs consist of cash-settled RSUs that will vest monthly over the next 12 months (30% of the equity incentive award), and stock-settled RSUs that will vest annually over the next three years (20% of the equity incentive award). Additionally, Mr. Moynihan’s equity incentive awards are subject to Bank of America’s stock ownership and retention requirements. Specifically, 50% of the net after-tax shares he receives from equity awards must be retained until one year after his retirement. These equity awards also are subject to Bank of America’s clawback policies.
Bank of America’s 2018 earnings increased 54% over 2017. Adjusting 2017 for the impact of the Tax Cuts and Jobs Act, net income increased $7.0 billion, or 33% over 2017. Through strong expense control the Company achieved its 2018 expense target of approximately $53 billion, which was established in 2016. Responsible growth led to lower credit costs as net charge-offs again remained near all-time lows while a year of enhanced focus on client care resulted in new highs in consumer customer satisfaction and our brand favorability improved from 2017. The Company grew average deposits by $45.1 billion and grew average loans and leases in its business segments by $35.8 billion.
The Company significantly improved its returns in 2018, achieving a ROA of 1.21% and a Return on Equity of 11%. Every reporting segment of the Company increased net income compared to 2017 contributing to the growth.
The Company increased its common stock dividend per share by 38% in 2018 and total capital returned to common shareholders was more than $25 billion, 52% more than 2017. Total shareholder return remained above the primary peer group average on a 1-, 3-, and 5-year basis.
During 2018, Bank of America received notable third party recognition, including World’s Best Bank and World’s Best Bank for Diversity and Inclusion from Euromoney magazine as well as the 2019 Catalyst Award Winner for our development, empowerment and advancement of women in our Company. Bank of America also is recognized as a leader in innovation, with more than 30 digital banking awards in the last two years and J.D. Power recognition for “Outstanding Customer Experience.” In addition, Bank of America Merrill Lynch was named #2 Top Global Research Firm 2018 by Institutional Investor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF AMERICA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Ross E. Jeffries, Jr.
Deputy General Counsel and Corporate Secretary

Dated: February 8, 2019

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